Exhibit 99.1
NEWS RELEASE
Visteon announces fourth quarter and full year 2006 results
2006 Highlights
•	Net loss narrows, positive full-year EBIT-R

•	Customer diversification continues

•	$1 billion in new business wins

•	Executing restructuring plan; 11 actions completed

•	Took additional financing actions; year-end cash balance of approximately $1 billion
VAN BUREN TOWNSHIP, Mich., Feb. 16, 2007 — Visteon Corporation (NYSE:VC) today announced fourth quarter and full year results for 2006. For fourth quarter 2006, Visteon reported a net loss of $39 million, or $0.30 per share, on total sales of $2.84 billion. EBIT-R, as defined below, for the fourth quarter of 2006 was a loss of $37 million, an improvement of $82 million over the same period a year ago. For full year 2006, Visteon reported a net loss of $163 million, or $1.28 per share, on total sales of $11.4 billion. EBIT-R for full year 2006 was $27 million compared with a loss of $388 million for 2005.
“Our full year results demonstrate solid progress in achieving our multi-year improvement plan, even while facing significant production declines from a number of our customers,” said Michael F. Johnston, chairman and chief executive officer. “We’re leaner, more efficient and better positioned from a product, customer and footprint perspective than we were a year ago.”
Fourth Quarter 2006
Sales for fourth quarter 2006 totaled $2.84 billion. Fourth quarter 2006 product sales were $2.7 billion, essentially unchanged from fourth quarter 2005, as favorable currency and increased sales in Asia were offset by lower production volumes, principally in North America. Product sales to non-Ford customers of $1.62 billion rose 13 percent, or $188 million, over fourth quarter 2005 and represented 60 percent of total product sales. Services sales of $131 million decreased $33 million from the same period in 2005, reflecting the transfer of about 1,000 Visteon salaried employees associated with two Automotive Components Holdings (ACH) manufacturing facilities to Ford in early 2006.
Visteon reported a net loss of $39 million, or $0.30 per share, for the fourth quarter of 2006, which included reimbursable restructuring expenses and other qualified costs of $71 million and a net tax benefit of $32 million. The net tax benefit resulted primarily from tax effecting current year U.S. operating losses to the extent of increases in other comprehensive income in 2006, principally attributable to favorable foreign currency translation. EBIT-R for the fourth quarter 2006 was a loss of $37 million.
For the fourth quarter 2005, Visteon reported net income of $1.3 billion, or $10.25 per diluted share, which included a gain of $1.8 billion related to the ACH transactions, $335 million of non-cash asset impairments, $34 million of restructuring expenses and other qualified reimbursable costs. Reimbursements from the escrow account totaled $51 million, which included reimbursements for qualified costs recognized in previous periods. EBIT-R for the fourth quarter 2005 was a loss of $119 million.

Contact(s):	Media Inquiries	Analyst Inquiries	Visteon Corporation
	Kimberley Goode	Derek Fiebig	One Village Center Drive
	734-710-5000	734-710-5800	Van Buren Twp., Mich., 48111
	kgoode@visteon.com	dfiebig@visteon.com

Cash provided by operating activities for the fourth quarter of 2006 was $239 million, an increase of $197 million over the same period a year ago. Fourth quarter 2005 was adversely impacted by the unwinding of the retained negative working capital associated with the ACH transactions. Capital expenditures for the fourth quarter of 2006 of $108 million were $77 million lower than the same period a year ago. Free cash flow, as defined below, for the fourth quarter of 2006 was positive $131 million, compared with negative $143 million in the same period of 2005.
Full Year 2006
Sales for full year 2006 totaled $11.4 billion, including product sales of $10.9 billion and services sales of $547 million. Product sales to non-Ford customers totaled $6.0 billion, or 55 percent of total product sales. Sales for the same period a year ago totaled $17.0 billion, including product sales of $16.8 billion and services sales of $164 million. Of the total product sales for 2005, 62 percent were to Ford and 38 percent were to non-Ford customers. The transfer of 23 North American facilities on Oct. 1, 2005 as part of the ACH transactions decreased year-over-year product sales by $6.1 billion.
Visteon’s net loss of $163 million, or $1.28 per share, for full year 2006 represents an improvement of $107 million over 2005’s net loss of $270 million, or $2.14 per share, despite lower sales levels.
The net loss for full year 2006 included $22 million of non-cash asset impairments related to the company’s restructuring actions and an extraordinary gain of $8 million associated with the acquisition of a lighting facility in Mexico. Restructuring expenses for full year 2006 were $95 million, all of which qualified for reimbursement from the escrow account. EBIT-R for full year 2006 was $27 million.
The net loss of $270 million for full year 2005 included asset impairments of $1.5 billion, a $1.8 billion gain on the ACH transactions, and $26 million of restructuring expenses, partially offset by $51 million of reimbursements from the escrow account. EBIT-R for the full year 2005 was a loss of $388 million.
Cash provided by operating activities was $281 million for full year 2006 compared with $417 million for full year 2005. Capital expenditures of $373 million for the full year 2006 were $212 million lower than 2005. Free cash flow for full year 2006 was negative $92 million compared with negative $168 million for full year 2005.
Cash and Debt
As of Dec. 31, 2006, cash and equivalents totaled $1.057 billion as compared to $865 million at the end of 2005. Total debt of $2.2 billion as of Dec. 31, 2006 compared with $2.0 billion at the end of 2005, principally reflecting the closing of an additional $200 million secured term loan under its existing term loan credit agreement in November 2006.
Restructuring
In connection with the company’s salaried reduction program announced in October 2006, about 800 salaried positions have been identified as of Dec. 31, 2006. Restructuring expenses in the fourth quarter of 2006 for these salaried reductions were $19 million and qualified for reimbursement from the escrow account. The company expects to complete the salaried reduction program by the end of March 2007 and anticipates achieving per annum savings of about $65 million.

Visteon also recognized $20 million of restructuring expenses and $8 million of pension curtailment losses during the fourth quarter of 2006 related to the company’s plan to close a U.S. climate control manufacturing facility in 2007 in response to lower sales volumes and cost pressures.
In addition to the above actions, in 2006 the company completed 11 restructuring actions in connection with its multi-year improvement plan. Reimbursable restructuring expenses and other qualified costs from the escrow account totaled $106 million for the full year 2006.
As of Dec. 31, 2006, the escrow account had a balance of $319 million, $55 million of which related to expenses incurred in the fourth quarter of 2006 which were reimbursed from the escrow account in February 2007.
New Business Wins
In the fourth quarter of 2006, Visteon was awarded new business wins (expected annual sales value of awarded program) of about $200 million resulting in full year 2006 new business wins of $1.0 billion.
“This new business reflects the strength of our product portfolio and our manufacturing and engineering footprints, which are already among the best in the industry,” said Donald J. Stebbins, president and chief operating officer. “We also continued to diversify our customer base which will enable us to better withstand global production shifts.”
Full Year 2007 Outlook
2007 is expected to be a challenging period for the automotive industry with anticipated production declines for certain of the company’s key customers. Visteon currently estimates that its 2007 full year EBIT-R will be in the range of breakeven to a loss of $100 million on anticipated 2007 product sales of $11.1 billion. In addition, Visteon expects free cash flow for 2007 to be in the range of negative $125 million to negative $225 million, assuming a constant level of receivables sales.
Forward-looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including general economic conditions, changes in interest rates and fuel prices; the automotive vehicle production volumes and schedules of our customers, and in particular Ford’s vehicle production volumes; our ability to satisfy our future capital and liquidity requirements and comply with the terms of our existing credit agreements and indentures; the financial distress of our suppliers, or other significant suppliers to our customers, and possible disruptions in the supply of commodities to us or our customers due to financial distress or work stoppages; our ability to timely implement, and realize the anticipated benefits of restructuring and other cost-reduction initiatives, including our multi-year improvement plan, and our successful execution of internal performance plans and other productivity efforts; the timing and expenses related to restructurings, employee reductions, acquisitions or dispositions; increases in raw material and energy costs and our ability to offset or recover these costs; the effects of reorganization and/or restructuring plans announced by our customers; the effect of pension and other post-employment benefit obligations; increases in our warranty, product liability and recall costs; the outcome of legal or regulatory proceedings to which we are or may become a party; as well as those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005). We assume no obligation to update these forward-looking statements. The financial results presented herein are preliminary and unaudited; final audited financial results will be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2006.
Use of Non-GAAP Financial Information
This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for full year 2007 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.
###
Visteon news releases, photographs and product specification details are available at www.visteon.com

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, Except Per Share Data)
(Unaudited)

	Three-Months Ended		Year Ended
	December 31		December 31

	2006	2005	2006	2005
Net sales
Products	$2,710	$2,701	$10,871	$16,812
Services	131	164	547	164

	2,841	2,865	11,418	16,976

Cost of sales
Products	2,579	2,647	10,142	16,279
Services	130	163	542	163

	2,709	2,810	10,684	16,442

Gross margin	132	55	734	534

Selling, general and administrative expenses	177	183	716	946
Asset impairments	—	335	22	1,511
Restructuring expenses	60	19	95	26
Reimbursement from Escrow Account	71	51	106	51
Gain on ACH Transaction	—	1,832	—	1,832

Operating (loss) income	(34)	1,401	7	(66)

Interest expense, net	34	34	159	132
Debt extinguishment gain	—	—	8	—
Equity in net income of non-consolidated affiliates	6	3	33	25

(Loss) income before income taxes, minority interests, change in accounting and extraordinary item	(62)	1,370	(111)	(173)

(Benefit) provision for income taxes	(32)	23	25	64
Minority interests in consolidated subsidiaries	9	9	31	33

Net (loss) income before change in accounting and extraordinary item	(39)	1,338	(167)	(270)

Cumulative effect of change in accounting, net of tax	—	—	(4)	—

Net (loss) income before extraordinary item	(39)	1,338	(171)	(270)

Extraordinary item, net of tax	—	—	8	—

Net (loss) income	$(39)	$1,338	$(163)	$(270)

Basic per share data:
Basic (loss) income per share before change in accounting and extraordinary item	$(0.30)	$10.58	$(1.31)	$(2.14)

Cumulative effect of change in accounting, net of tax	—	—	(.03)	—

Basic (loss) income per share before extraordinary item	(0.30)	10.58	(1.34)	(2.14)

Extraordinary item, net of tax	—	—	0.06	—

Basic (loss) income per share	$(0.30)	$10.58	$(1.28)	$(2.14)

Diluted per share data:
Diluted (loss) income per share before change in accounting and extraordinary item	$(0.30)	$10.25	$(1.31)	$(2.14)

Cumulative effect of change in accounting, net of tax	—	—	(0.03)	—

Diluted (loss) income per share before extraordinary item	(0.30)	10.25	(1.34)	(2.14)

Extraordinary item, net of tax	—	—	0.06)	—

Diluted (loss) income per share	$(0.30)	$10.25	$(1.28)	$(2.14)

Average shares outstanding (millions)
Basic	128.6	126.5	127.9	126.0
Diluted	128.6	130.6	127.9	126.0

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	(Unaudited)
	December 31	December 31
	2006	2005

ASSETS

Cash and equivalents	$1,057	$865
Accounts receivable, net	1,245	1,711
Interests in accounts receivable transferred	482	—
Inventories, net	520	537
Other current assets	261	232

Total current assets	3,565	3,345

Equity in net assets of non-consolidated affiliates	224	226
Property and equipment, net	3,034	2,973
Other non-current assets	115	192

Total assets	$6,938	$6,736

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Short-term debt, including current portion of long-term debt	$100	$485
Accounts payable	1,825	1,803
Accrued employee liabilities	337	358
Other current liabilities	306	313

Total current liabilities	2,568	2,959

Long-term debt	2,128	1,509
Postretirement benefits other than pensions	747	878
Employee benefits, including pensions	846	647
Deferred income taxes	170	175
Other non-current liabilities	396	382
Minority interests in consolidated subsidiaries	271	234

Shareholders’ deficit
Preferred stock (par value $1.00, 50 million shares authorized, none outstanding)	—	—
Common stock (par value $1.00, 500 million shares authorized, 131 million shares issued, 129 million and 129 million shares outstanding, respectively)	131	131
Stock warrants	127	127
Additional paid-in capital	3,398	3,396
Accumulated deficit	(3,606)	(3,440)
Accumulated other comprehensive loss	(216)	(234)
Other	(22)	(28)

Total shareholders’ deficit	(188)	(48)

Total liabilities and shareholders’ deficit	$6,938	$6,736

VISTEON CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)
(Unaudited)

	Three-Months Ended		Year Ended
	December 31		December 31
	2006	2005	2006	2005

Operating activities

Net (loss) income	$(39)	$1,338	$(163)	$(270)

Adjustments to reconcile net (loss) income to net cash provided from operating activities:
Gain on ACH transactions	—	(1,832)	—	(1,832)
Depreciation and amortization	115	122	430	595
Non-cash tax items	(48)	—	(68)	—
Postretirement benefit relief	—	—	(72)	—
Asset impairments	—	335	22	1,511
Gain on debt extinguishment	—	—	(8)	—
Extraordinary item, net of tax	—	—	(8)	—
Equity in net income of non-consolidated affiliates, net of dividends remitted	(5)	12	(9)	23
Other non-cash items	3	15	6	44
Change in receivables sold	21	1	33	43
Changes in assets and liabilities:
Accounts receivable	91	603	84	668
Escrow receivable	(46)	(27)	(28)	(27)
Inventories	44	33	55	34
Accounts payable	99	(579)	(104)	(593)
Other assets and liabilities	4	21	111	221

Net cash provided from operating activities	239	42	281	417

Investing activities

Capital expenditures	(108)	(185)	(373)	(585)
Proceeds from sales of assets	24	37	42	76
Net cash proceeds from ACH transactions	—	(12)	—	299
Other investments	—	(1)	(6)	(21)

Net cash used by investing activities	(84)	(161)	(337)	(231)

Financing activities

Short-term debt, net	(36)	48	(400)	239
Proceeds from debt, net of issuance costs	196	10	1,378	50
Principal payments on debt	(12)	(30)	(624)	(69)
Repurchase of unsecured debt securities	—	—	(141)	(250)
Other, including book overdrafts	6	57	1	(21)

Net cash provided from (used by) financing activities	154	85	214	(51)

Effect of exchange rate changes on cash	8	1	34	(22)

Net increase (decrease) in cash and equivalents	317	(33)	192	113

Cash and equivalents at beginning of period	740	898	865	752

Cash and equivalents at end of period	$1,057	$865	$1,057	$865

VISTEON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in Millions)
(Unaudited)
In this press release the Company has provided information regarding non-GAAP financial measures of “EBIT-R” and “free cash flow.” Such non-GAAP financial measures are reconciled to their closest US GAAP financial measure below.
EBIT-R: EBIT-R represents net income (loss) before net interest expense, provision for income taxes and extraordinary item and excludes asset impairments and net unreimbursed restructuring expenses and other reimbursable costs. Management believes EBIT-R is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s continuing operating activities.

	Three-Months Ended		Year Ended		FY 2007
	December 31		December 31		Estimate

	2006	2005	2006	2005

Net (loss) income	$(39)	$1,338	$(163)	$(270)	$(367) to (267)

Interest expense, net	34	34	151	132	160
Provision for income taxes	(32)	23	25	64	95
Asset impairments	—	335	22	1,511	—
Extraordinary item, net of tax	—	—	(8)	—	—
Restructuring and other reimbursable costs	71	34	106	58	117
Reimbursement from escrow account	(71)	(51)	(106)	(51)	(105)
Gain on ACH transaction	—	(1,832)	—	(1,832)	—

EBIT-R	$(37)	$(119)	$27	$(388)	$(100) to $ —

EBIT-R is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBIT-R may not be comparable to other similarly titled measures of other companies. Additionally, EBIT-R is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.
Free Cash Flow: Free cash flow represents cash flow from operating activities less capital expenditures. Management believes that free cash flow is useful in analyzing the Company’s ability to service and repay its debt and it uses the measure for planning and forecasting future periods, as well as in compensation decisions.

	Three-Months Ended		Year Ended		FY 2007
	December 31		December 31		Estimate*

	2006	2005	2006	2005

Cash provided from operating activities	$239	$42	$281	$417	$145 to 245

Capital expenditures	(108)	(185)	(373)	(585)	(370)

Free cash flow	$131	$(143)	$(92)	$(168)	$(225) to (125)

Free cash flow is not a recognized term under U.S. GAAP and does not reflect cash used to service debt and does not reflect funds available for investment or other discretionary uses.
* Estimate of free cash flows for 2007 assumes constant levels of receivables securitization.